SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of report (Date of earliest event reported     August 12, 1997


                           Control Data Systems, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
                 (State of Other Jurisdiction of Incorporation)


    0-20252                                                     41-171807
(Commission File Number)                    (I.R.S. Employer Identification No.)

                           4201 Lexington Avenue North
                          Arden Hills, Minnesota 55126
               (Address of Principal Executive Offices) (Zip Code)


                                 (612) 482-2100
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 1.  Changes in Control of the Registrant

     On or about August 12, 1997, pursuant to a previously announced tender offer, CDSI Acquisition Corporation (the "Purchaser"), a wholly-owned subsidiary of CDSI Holding Corporation (the "Parent"), a corporation formed at the direction of Welsh, Carson, Anderson & Stowe VII, L. P. ("WCAS"), acquired 11,255,203 shares of the outstanding Common Stock of the Registrant at a purchase price of $20.25 per share net to the seller without interest. As a result of such acquisition, the Purchaser owns approximately 89.2% of the outstanding Common Stock of the Registrant. Pursuant to the Agreement and Plan of Merger dated as of July 8, 1997, by and among the Purchaser, the Parent and the Registrant (the "Merger Agreement"), the merger provided for therein (the "Merger") of the Purchaser with and into the Registrant will be submitted to the Registrant's stockholders for approval as soon as practicable. The Purchaser has sufficient voting power to approve the Merger Agreement and has agreed to vote in favor of the Merger Agreement and the Merger. Accordingly, approval of the Merger is assured.

     The acquisition of the Registrant's Common Stock was financed by (i) the sale, pursuant to a Securities Purchase Agreement dated as of August 11, 1997, (the "Securities Purchase Agreement"), of equity and debt securities of the Parent to WCAS and certain investment funds and related persons affiliated with WCAS in the aggregate amount of $120,000,000, and (ii) a tender offer credit facility of approximately $128,000,000 (secured in part by the shares purchased in the tender offer) and a bridge loan facility of up to $85,200,000 (secured in part by the Securities Purchase Agreement) provided to the Purchaser by NationsBank of Texas, N.A. and The Bank of Nova Scotia. Advances under the tender offer credit facility are subject to interest at an annual rate equal to the greater of the prime rate of NationsBank, N.A. in Charlotte, North Carolina, as publicly announced from time to time, or 1/2 of one percent per annum above the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers ("the Prime Rate"), in each case, plus 1.00%. Advances under the bridge loan facility, which are guaranteed by WCAS, are subject to interest at an annual rate equal to the Prime Rate or, at the election of the Purchaser, an annual rate based on the London interbank offered rate for deposit in U.S. dollars two business days prior to the first day interest on the advance will begin to accrue plus 0.875%. The tender offer credit facility and the bridge loan facility terminate not later than February 12, 1998. All advances made under either facility are to be paid on or prior to the termination date.

     Pursuant to the Merger Agreement, upon the acceptance by the Purchaser of a majority of the outstanding shares of the Registrant's Common Stock pursuant to the tender offer (and deposit by the Purchaser of funds sufficient to pay for such shares), W. Donald Bell, Marcelo A. Gumucio, Keith A. Libbey and James E. Ousley resigned from the Board of Directors of the Registrant. Grant A. Dove and
W. Douglas Hajjar continue to serve as directors of the Registrant. The vacancies created by such resignations were filled by the appointment of Patrick
J. Welsh, Thomas E. McInerney and Rudolph E. Rupert. Pursuant to the Merger Agreement, the Registrant has further agreed to use its best efforts to cause individuals designated by the Purchaser to constitute the same percentage, on each committee of the Board of Directors and on the Board of Directors of each subsidiary of the Registrant, that they represent on the Board of Directors of the Registrant.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                CONTROL DATA SYSTEMS, INC.


Date:  August 26, 1997           By /s/ Joseph F. Killoran
                                 Its  Vice President and Chief Financial Officer